Exhibit 10.7

PMC-SIERRA, INC.

AMENDED AND RESTATED

CHANGE OF CONTROL AGREEMENT

THIS AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENT (this “Agreement”), is made by and between PMC-Sierra, Inc. (hereinafter the “Company”), and [Name] (hereinafter “Executive”) and shall be effective as of November 19, 2012 (the “Effective Date”).

WHEREAS, the Company and Executive entered into a Change of Control Agreement effective as of December 15, 2011 (the “Original Agreement”) which governs a constructive or actual termination connected with a change of control of the Company; and

WHEREAS, the Company and Executive desire to amend and restate the Original Agreement with revisions to the circumstances under which Executive may resign and claim a Constructive Termination.

NOW, THEREFORE, the Company and Executive, in consideration of the mutual promises set forth herein, hereby agree as follows:

1. Term. The term of this Agreement will commence on the Effective Date and will continue in effect until, and terminate upon, December 15, 2014 being the third anniversary of the effective date of the Original Agreement (the “Term”). This Agreement may be renewed by mutual agreement of the Company and Executive, pursuant to the terms agreed to between the Company and Executive at the time of such renewal.

2. Termination Without Cause or Constructive Termination in Connection With a Change of Control. If the Company terminates Executive’s employment without Cause or Executive resigns under circumstances that constitute a Constructive Termination, and (i) a Change of Control (or the signing of a binding agreement which could result in a Change of Control) is reasonably expected to occur within the next 60 days or (ii) a Change of Control has occurred anytime in the prior two (2) year period, then, provided that Executive executes a waiver and release of all claims in a form substantially similar to Exhibit A (the “Release”) and such Release becomes effective and enforceable in accordance with its terms following the expiration of any applicable revocation period under federal or state law no later than 50 days following the Executive’s Separation from Service, the following will occur:

(i) Subject to Executive’s continued compliance with the requirements set forth in Sections 2(ii) and 2(iii), Executive shall receive (in each case less applicable withholding):

(A) a cash payment equal to one times Executive’s then-current annual Base Salary, payable in a series of 12 equal monthly installments beginning on the 60th day following the date of the Executive’s Separation from Service. Such cash payments shall be treated as a right to a series of separate payments for purposes of Section 409A of the Code, and each such payment made during the period commencing with the date of Executive’s Separation from Service and ending March 15 of the succeeding calendar year is hereby designated a “Short-Term Deferral Payment” for purposes of Section 6 of this Agreement and shall be paid during that period whether or not Executive is deemed to be a key employee under Section 6 at the time of Executive’s Separation from Service;

(B) a cash payment equal to the sum of (i) the most recent mid-year bonus amount and (ii) the most recent year-end bonus amount in either case as defined and paid to Executive under the Company’s Short Term Incentive Program (the “STIP”) prior to Executive’s Separation from Service (the “Severance Bonus Payment”). The Severance Bonus Payment will be payable in a series of 12 equal monthly installments beginning on the 60th day following the date of the Executive’s Separation from Service. Such cash payments shall be treated as a right to a series of separate payments for purposes of Section 409A of the Code, and each such payment made during the period commencing with the date of Executive’s Separation from Service and ending March 15 of the succeeding calendar year is hereby designated a “Short-Term Deferral Payment” for purposes of Section 6 of this Agreement and shall be paid during that period whether or not Executive is deemed to be a key employee under Section 6 at the time of Executive’s Separation from Service;

(C) If Executive elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (“COBRA”), then, at the Company’s election, the Company will (i) for a period of 12 months from Executive’s Separation from Service, reimburse Executive for coverage premiums applicable under COBRA (at the coverage levels in effect immediately prior to Executive’s Separation from Service) or (ii) pay Executive a lump sum payment on the 60th day following the date of Executive’s Separation from Service equal to the cost of 12 months of such COBRA coverage (at the coverage levels in effect immediately prior to Executive’s Separation from Service).

(D) upon the Separation from Service, 100% acceleration of the vesting of all Executive’s equity awards (including, without limitation, stock options and restricted stock units) that are unvested and outstanding as of the Separation of Service;

(E) any performance-based equity awards held by Executive at the time of Executive’s Separation from Service shall be treated in the manner set forth in the applicable award agreement governing such awards; and

(F) with respect to outstanding stock options, a period of twelve (12) months from the Separation from Service to exercise all vested stock options (including those that become vested pursuant to subsection (D), above) or the remaining term of the stock options, whichever is shorter.

(ii) As an executive employee, Executive will be extensively involved in high-level decisions related to the competitive design, development, marketing, positioning and sale of the Company’s products and services. Executive acknowledges and agrees that such participation requires unlimited access to highly sensitive proprietary information, including confidential information and trade secrets related to the development of the Company’s business model, competitive strategies, product and/or services positioning, marketing, and other information that would be highly injurious if divulged to or used by a Competitor of the Company. Accordingly, until one year after Executive’s Separation from Service, to the extent permitted by applicable law, Executive will not, as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor or in any other capacity directly or indirectly, engage in, work for, provide services or assistance to, or own a more than 25% voting interest in any Competitor of the Company.

(iii) Until one year after Executive’s Separation from Service, Executive will not directly or indirectly induce, encourage, solicit, influence or attempt to influence any employee, contractor or other service provider of the Company or its subsidiaries to cease providing services for the Company or its subsidiaries for any reason, or to employ, interview or arrange to have business opportunities offered to any such individual.

(iv) Executive’s agreements in Sections 2(ii) and 2(iii) are severable, and each will still be enforceable even if another is not enforceable. If a court determines that any provision of this section exceeds the maximum scope, time period, or geographic area that the court deems enforceable, the scope, time period, or geographic area shall be deemed the maximum that the court considers reasonable.

(v) For the avoidance of doubt, in the event Executive breaches any of the agreements in Section 2(ii) or 2(iii), any rights or entitlements Executive may have to the payments and benefits set forth in Section 2(i) shall terminate immediately upon such breach and no further payments will be made, and no further benefits will be provided, to Executive pursuant to such Section 2(i).

3. Exclusive Remedy. This Agreement specifies all of Executive’s compensation and benefits resulting from an actual termination or Constructive Termination in connection with a Change of Control. Executive shall not be entitled to any other compensation and benefits from the Company except to the extent provided under any written Company benefit plan, stock option or other equity agreement or indemnification agreement, or as may be required under applicable law.

4. Definitions.

(i) “Base Salary” means Executive’s then-current cash compensation paid on the Company’s standard salary payment schedule, less applicable withholding.

(ii) “Cause” means (A) gross dereliction of duties which continues after at least two notices, each 30 days apart, from the Chief Executive Officer, specifying in reasonable detail the tasks which must be accomplished and a timeline for their accomplishment to avoid termination for Cause, (B) willful and gross misconduct which injures the Company, (C) willful and material violations of laws applicable to the Company, or (D) embezzlement or theft of Company property.

(iii) “Change of Control” means the occurrence of any of the following events:

(A) Any “person” or “group” as such terms are defined under Sections 13 and 14 of the Securities Exchange Act of 1934 (“Exchange Act”) (other than the Company, a subsidiary of the Company, or a Company employee benefit plan) is or becomes the “beneficial owner” (as defined in Exchange Act Rule 13d-3), directly or indirectly, of Company securities representing 50% or more of the combined voting power of the Company’s then outstanding securities.

(B) The closing of: (1) the sale of all or substantially all of the assets of the Company if the holders of Company securities representing all voting power for the election of directors before the transaction hold less than a majority of the total voting power for the election of directors of all entities which acquire such assets, or (2) the merger of the Company with or into another corporation if the holders of Company securities representing all voting power for the election of directors before the transaction hold less than a majority of the total voting power for the election of directors of the surviving entity.

(C) The issuance of securities, which would give a person or group beneficial ownership of Company securities representing 50% or more of all voting power for the election of directors.

(D) A change in the board of directors over a period of twenty-four (24) months such that the incumbent directors as of the beginning of any such twenty-four (24) month period and nominees of the incumbent directors are no longer a majority of the total number of directors.

(iv) “Competitor” means a business anywhere in the world which derives ten percent (10%) or more of its revenues from developing, manufacturing, marketing or selling any products which directly compete with the products manufactured, marketed or sold by the Company or its subsidiaries as at the date Executive’s employment or consulting agreement (if applicable) terminates.

(v) “Constructive Termination” means Executive’s resignation following the occurrence of any of the following events, without Executive’s approval: (A) a material reduction in Executive’s Base Salary, target bonus or benefits, other than a reduction that is implemented across-the-board to all employees at Executive’s level; (B) a material reduction in Executive’s title, authority or responsibilities; or (C) the requirement that Executive relocate to a place of employment more than 50 miles from the Executive’s primary work location as in effect immediately prior to the Change of Control; provided, however, the Executive must provide written notice to the Company of the existence of a condition described in clause (A), B) or (C) within ninety (90) days of the initial occurrence of the condition, and if within thirty (30) days of the Company’s receipt of such notice (or, if later, Executive’s actual termination of employment) the Company remedies such condition, a Constructive Termination will not be deemed to have occurred.

(vi) “Separation from Service” means the cessation of Executive’s status as an employee of the Company and shall be deemed to occur at such time as the level of the bona fide services Executive is to perform as an employee (or as a consultant or other independent contractor) permanently decreases to a level that is not more than 20% of the average level of services Executive rendered as an employee during the immediately preceding 36 months (or such shorter period for which the Executive may have rendered such service). Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Section 409A of the Code.

5. Golden Parachute Excise Tax. If the benefits provided for in this Agreement or otherwise payable to Executive constitute “parachute payments” within the meaning of Section 280G of the Code and will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s severance benefits under Section 2 shall be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 shall be made in writing in good faith by the accounting firm serving as the Company’s independent public accountants immediately prior to the Change of Control (the “Accountants”). For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. If the Accountants determine that reduction of Executive’s severance benefits is required by this Section 5 such that no portion of Executive’s severance benefits will be subject to the Excise Tax, the severance benefits shall be reduced in the following order: (i) cash severance pay that is exempt from Section 409A, (ii) any other cash severance pay, (iii) any other cash payable that is a severance benefit other than stock appreciation rights, (iv) any stock appreciation rights, (v) any restricted stock, and (vi) stock options. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.

6. Section 409A.

(i) Notwithstanding any provision to the contrary in this Agreement (other than Section 6(ii) below), no payments or benefits to which the Executive becomes entitled under Section 2 of this Agreement shall be made or paid to the Executive prior to the earlier of (A) the expiration of the 6-month period measured from the date of his Separation from Service or (B) the date of the Executive’s death, if the Executive is deemed at the time of such Separation from Service a “key employee” within the meaning of that term under Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments deferred pursuant to this Section 6 shall be paid in a lump sum to the Executive, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein.

(ii) The six month holdback set forth in Section 6(i) above shall not be applicable to (A) any severance payments under Section 2 that qualify as Short-Term Deferral Payments in the discretion of the Company and (B) any remaining portion of the severance payments due Executive under Section 2 to the extent the Company determines in its discretion that such payments are not subject to Section 409A of the Code pursuant to Treasury Regulations Section 1.409A-1(b)(9)(iii).

(iii) No reimbursement payable to the Executive pursuant to any provision of this Agreement or pursuant to any plan or arrangement of the Company shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code.

7. Assignment. This Agreement shall bind and benefit (i) Executive’s heirs, executors and legal representatives upon Executive’s death to the extent the benefit is due and payable at the time of Executive’s death and (ii) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. “Successor” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. Executive has no other right to assign this Agreement and any such attempted assignment is void.

8. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed given if: (i) delivered personally, (ii) one day after being sent by Federal Express or a similar commercial overnight service, or (iii) three days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to Company at its principal office, attention: Chief Executive Officer, or to Executive at his last principal residence known to the Company, or at such other addresses as the parties may designate by written notice.

9. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

10. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning payments to Executive in the event of a Change of Control and supersedes any and all prior change of control or similar agreements between the Company and Executive but does not supersede any other agreements between Company and Executive, including but not limited to, any confidentiality or similar agreement, any indemnification agreement, and any restricted stock purchase agreement, restricted stock unit agreement, stock option agreement or other equity award agreement entered into pursuant to the Company’s stock plans, except as expressly provided herein. In case of conflict between any of the terms and conditions of this Agreement and the documents herein referred to, the terms and conditions of this Agreement shall control.

11. Arbitration and Equitable Relief.

(i) Any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by arbitration to be held in Sunnyvale, California in accordance with the Employment Arbitration Rules of the American Arbitration Association, then in effect (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(ii) The arbitrator shall apply Delaware law to the merits of any dispute or claim, without reference to rules of conflict of law. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law.

(iii) The Company shall pay the costs and expenses of such arbitration. Each party shall separately pay its counsel fees and expenses.

(iv) Executive understands that to the extent Executive is employed in the United States, nothing in this Agreement modifies Executive’s at-will employment status. Either the Company or Executive can terminate the parties’ employment relationship at any time, with or without cause.

12. No Oral Modification, Cancellation or Discharge. This Agreement may be amended, canceled or discharged only in writing signed by Executive and the Chief Executive Officer of the Company.

13. Withholding. The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to Executive in connection with his employment hereunder.

14. Governing Law. This Agreement shall be governed by the laws of the State of Delaware (with the exception of its conflict of laws provisions).

15. Representations. Executive represents that he has had the opportunity to discuss this matter with and obtain advice from his own legal counsel, has had sufficient time to, and has carefully read and fully understands all the provisions of this agreement, and is knowingly and voluntarily entering into this Agreement.

PMC-SIERRA, INC.:

Gregory S. Lang
President and CEO

EXECUTIVE:

[Name]

EXHIBIT A

FORM OF GENERAL RELEASE OF ALL CLAIMS

On behalf of myself, my heirs, executors, administrators and assigns, I hereby make the following agreements and acknowledgements in exchange for benefits to be received by me under my Change of Control Agreement (the “Agreement”):

1. I agree that I fully and forever release and discharge the Company and all of its parents, divisions, subsidiaries, affiliates, related entities, and their predecessors, successors, and past and present officers, directors, shareholders, employees, agents, partners, attorneys, benefit plans, insurers, and representatives, (hereinafter “Releasees”) from any and all claims of whatever nature, except as noted below, whether known or unknown, which exist or may exist on my behalf against Releasees as of the date of this Agreement, including but not limited to any and all tort claims, contract claims, equitable claims, breach of fiduciary duty claims, ERISA claims, wrongful termination claims, public policy claims, retaliation claims, statutory claims, personal injury claims, emotional distress claims, invasion of privacy claims, defamation claims, fraud claims, quantum meruit claims, and any and all claims arising under any federal, state or other governmental statute, law, regulation or ordinance covering discrimination in employment, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act, and the California Fair Employment and Housing Act, including any claims based on race, color, religious creed, national origin, ancestry, physical or mental disability, medical condition, marital status, sex, age, harassment, or retaliation. Notwithstanding any provisions and covenants in this paragraph, I am not waiving any claim I may have against Releasees to: (a) unemployment benefits; (b) state disability and/or workers’ compensation insurance benefits; (c) my vested rights upon termination in certain of the Company’s group benefit plans pursuant to the federal law known as COBRA and the terms of the Company’s benefit plans; (d) any right to indemnification I may have under the Company’s Bylaws or under the Indemnification Agreement between the Company and me; and (e) any claim that may not legally be waived. I also understand that this General Release shall not prevent me from filing a charge with the Equal Employment Opportunity Commission (or similar state or local agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state or local agency); provided, however, I acknowledge and agree that any claims for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be and hereby are barred.

2. I agree that I fully and forever waive any and all rights and benefits conferred upon me by the provisions of Section 1542 of the Civil Code of the State of California and any similar statute or regulation in any other applicable jurisdiction, which states as follows (parentheticals added):

A general release does not extend to claims which the creditor [i.e, me] does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor [i.e., the Company].

I understand and agree that this means that if, hereafter, I discover facts different from or in addition to those which I now know or believe to be true, that the waivers and releases of this General Release shall be and remain effective in all respects subject to the exceptions in Section 1, notwithstanding such different or additional facts or the discovery of such fact.

3. I agree that neither the fact nor any aspect of this General Release is intended, or should be construed at any time, to be an admission of liability or wrongdoing by either myself or by the Company.

4. I agree that if any provision, or portion of a provision, of this General Release is, for any reason, held to be unenforceable, that such unenforceability will not affect any other provision, or portion of a provision, and this General Release shall be construed as if such unenforceable provision or portion had never been contained herein.

5. I understand that I may have [twenty-one (21)/forty-five (45)] days after receipt of this General Release within which I may review and consider it, and I have been advised in this writing that I should discuss it with an attorney of my own choosing, and decide whether or not to sign this General Release. I also understand that, for the period of seven (7) days after I sign this General Release, I may revoke it by delivering a written notification of my revocation, no later than the seventh day, to:

General Counsel

1380 Bordeaux Drive

Sunnyvale, CA 94089

fax: 408-239-8166

I further understand that the Effective Date of this General Release will be the eighth day after I have signed it, provided that I have delivered it to the Company and have not revoked it during the seven days after I signed it. I further understand and agree that the severance benefits provided pursuant to Section 2 of the Agreement constitutes consideration beyond which I am otherwise entitled to receive and is offered in exchange for my release and waiver of all claims and other covenants as set forth herein and in the Agreement.

6. This General Release, in all respects, shall be interpreted, enforced and governed by and under the laws of the State of Delaware.

7. This General Release contains the entire agreement between the Company and me with respect to any matters referred to herein.

I HAVE READ THIS GENERAL RELEASE; I UNDERSTAND IT AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS; I AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY OF MY OWN CHOOSING BEFORE SIGNING IT AND I HAVE BEEN ENCOURAGED TO CONSULT WITH SUCH AN ATTORNEY; AND I SIGN IT VOLUNTARILY:

Signed: , 20 .	Employee’s Signature:

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